DIGITALBRIDGE GROUP, INC.

ARTICLES OF AMENDMENT

DigitalBridge Group, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Charter of the Corporation is hereby amended by deleting Section 6.1 thereof and replacing it in its entirety with the following:
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    “Section 6.1 Authorized Shares. The Corporation has authority to issue 500,000,000 shares of stock, consisting of 237,250,000 shares of Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), 250,000 shares of Class B Common Stock, $0.01 par value per share (“Class B Common Stock”), 12,500,000 shares of Performance Common Stock, $0.01 par value per share (“Performance Common Stock” and together with the Class A Common Stock and Class B Common Stock, the “Common Stock”), and 250,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), including those shares of Preferred Stock described in the Exhibits attached hereto. The aggregate par value of all authorized shares of stock having par value is $5,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3, 6.4, 6.5 or 6.6 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.”
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SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation and approved by the shareholders of the Corporation as required by law.
THIRD: This amendment does not increase the authorized capital stock of the Corporation or the aggregate par value thereof.
FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption were not changed by the foregoing amendment.
FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 12th day of May, 2023.

ATTEST		DIGITALBRIDGE GROUP, INC.

/s/ Geoffrey Goldschein		/s/ Jacky Wu
Name:	Geoffrey Goldschein	Name:	Jacky Wu
Title:	Secretary	Title:	Chief Financial Officer